UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 6, 2021

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-31332	33-0264467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20321 Valencia Circle

Lake Forest, CA 92630

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On July 6, 2021, Professor Lugee Li (“Professor Li”) resigned as Chief Executive Officer and President of Liquidmetal Technologies, Inc. (the “Company”). Professor Li did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Professor Li will maintain his role as Chairman of the Company’s Board of Directors (the “Board”).

Appointment of New Executive Officers

On July 6, 2021, the Board appointed Tony Chung as the Company’s interim Chief Executive Officer, and in that capacity, he will serve as the Company’s principal executive officer. Additionally, the Board appointed Isaac Bresnick as the Company’s President. Both Mr. Chung and Mr. Bresnick are current members of the Board and will remain as directors following the foregoing appointments.

Mr. Chung, age 51, had previously served as the Company’s Chief Financial Officer from December 2008 to August 2017, and has served as a member of the Board since August 2017. Prior to re-joining the Company as an executive, he was the Chief Financial Officer of Solarcity, currently a division of Tesla Inc., that provides advanced solar technology solutions. Mr. Chung also served as the Managing Director of Baypoint Ventures, a technology investment fund. Mr. Chung is an attorney and received a B.S. degree in business from UC Berkeley and a J.D. Degree from PCU Law School.

Mr. Chung will receive a base annual salary of $240,000 and a $20,000 signing bonus, payable after ninety days of employment. Additionally, Mr. Chung will receive an option grant under the Company’s 2015 Equity Incentive Plan, as approved by the Board, to purchase up to 7,500,000 shares of Company common stock. The option has an exercise price of $0.07 per share and will expire 10 years from the date of grant unless it terminates earlier upon a termination of service. The shares covered by the option will vest in two tranches (“Tranche 1” and “Tranche 2”). Under Tranche 1, 2,500,000 shares covered by the option will vest after ninety days of employment, although thereafter any shares received from option exercises will be subject to time-based lock-up provisions. Under Tranche 2, 5,000,000 shares covered by the option will vest in equal installments of 2,500,000 at the first anniversary of employment and 2,500,000 at the second anniversary of employment. Shares received from option exercises under Tranche 2 will be subject to a combination of market-price based and time-based lock-up provisions The terms of the option are subject to the provisions of the 2015 Equity Incentive Plan. Mr. Chung will serve on an “at-will” basis.

On July 6, 2021, Mr. Chung and the Company entered into an offer letter containing the terms described above. The foregoing description of the offer letter is summary in nature and is qualified in its entirety by the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Bresnick, age 36, began serving on the Board in October 2016 and was appointed to the role of Executive Administrator with the Company in November 2016. From October 2014 to November 2016, Mr. Bresnick served as Legal and Regulatory Affairs Director for the Leader Biomedical Group, a private company based in Hong Kong and operating from Amsterdam, the Netherlands. At Leader Biomedical, Mr. Bresnick was responsible for the direction and management of legal affairs, regulatory affairs, quality control and quality assurance, as well as for advising executive management of affiliated companies. From July 2013 to October 2017, Mr. Bresnick served as Director of aap Joints GmbH, a private company in Berlin, Germany. From January 2013 through June 2013, Mr. Bresnick provided full-time consulting services to AAP Orthopedics Ltd., a BVI company. Mr. Bresnick received his J.D. from the University of Connecticut School of Law in 2013, and his B.S. in Industrial Design from the University of Bridgeport in 2008. After completion of his undergraduate studies and continuing through his enrollment at the University of Connecticut, Mr. Bresnick worked as Senior Arrangements Designer for Electric Boat Corporation, a subsidiary of General Dynamics, from June 2008 to December 2012.

Mr. Bresnick will continue to receive a base annual salary of $154,000. Mr. Bresnick does not have a written employment agreement with the Company.

There was no arrangement or understanding pursuant to which either Mr. Chung or Mr. Bresnick was selected as an officer of the Company. There are no family relationships between either Mr. Chung or Mr. Bresnick and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which either Mr. Chung or Mr. Bresnick was or is a participant.

Item 7.01	Regulation FD Disclosure

The Company has issued a press release, dated July 9, 2021, relating to the resignation of Professor Li as an employee and officer, and the appointment of Tony Chung as interim Chief Executive Officer and Isaac Bresnick as President. The press release is attached to this Form 8-K as Exhibit 99.1. The information in this Item 7.01, including Exhibit 99.1, shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number Description

10.1         Offer Letter Agreement, dated July 6, 2021, between the Company and Tony Chung.

99.1         Press release dated July 9, 2021.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By: /s/ Tony Chung
Tony Chung,
Interim Chief Executive Officer
(Principal Executive Officer)
Date: July 9, 2021